EXHIBIT 99.1

Fifth Street Finance Corp. Completes First Lien Investment of $25.1 Million in Support of the Acquisition of Leading Medical Products Company

WHITE PLAINS, N.Y., April 7, 2009 (GLOBE NEWSWIRE) -- Fifth Street Finance Corp. (NYSE:FSC) ("Fifth Street") today announced the closing of a $25.1 million first lien credit facility to fund the acquisition of a medical products company (the "Company") by Riverside Partners, LLC ("Riverside"). The Company is a provider of high quality medical markers used in radiology, radiation therapy, and image guided surgery procedures.

"We are pleased to close another deal with our partners at Riverside even in this time when credit is scarce. The strong deals and top performing private equity firms will always find financing," said Leonard Tannenbaum, President and CEO of Fifth Street.

Terms of the transaction were not disclosed.

About Fifth Street Finance Corp.

Fifth Street Finance Corp. is a specialty finance company that lends to and invests in small and mid-sized companies in connection with an investment by private equity sponsors. Fifth Street Finance Corp.'s investment objective is to maximize its portfolio's total return by generating current income from its debt investments and capital appreciation from its equity investments.

The Fifth Street Finance Corp. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5525

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of Fifth Street Finance Corp. Words such as "believes," "expects," "projects," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in our filings with the Securities and Exchange Commission. Fifth Street Finance Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:  Fifth Street Finance Corp.
          Stacey Thorne, VP, Investor Relations
          (914) 286-6811
          stacey@fifthstreetcap.com